UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)


                              MATRIX BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   576819 10 6
                          ----------------------------
                                 (CUSIP Number)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 576819 10 6

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     D. Mark Spencer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                Page 2 of 5 Pages

Item 1.

            (a)         Name of Issuer: Matrix Bancorp, Inc.

            (b)         Address of Issuer's  Principal  Executive  Offices:
                        700 Seventeenth Street, Suite 2100
                        Denver, Colorado 80202

Item 2.

            (a)         Name of Person Filing: D. Mark Spencer

            (b)         Residence Address:
                        2553 Elk Valley Road
                        Evergreen, Colorado 80439

            (c)         Citizenship: United States

            (d) Title of Class of Securities: Common Stock, $.0001 par value per share

            (e)         CUSIP Number: 57689 10 6

Item 3.    Not applicable.


Item 4.    Ownership

The following information relates to the reporting person's ownership of Common Stock, $.0001 par value, of the issuer as of May 16, 2006. As of that date, the reporting person did not have the right to acquire beneficial ownership of any additional shares of such Common Stock within the meaning of Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

            (a)         Amount Beneficially Owned: 0

            (b)         Percent of Class: 0

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

                                Page 3 of 5 Pages

Item 5. Ownership of Five Percent or Less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
           Company:

           Not applicable.

Item 8.    Identification and Classification of Members of the Group:

           Not applicable.

Item 9.    Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           Not applicable.


                                Page 4 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 16, 2006


                                     /s/D. Mark Spencer
                                     -------------------------------------------
                                     D. Mark Spencer

                                Page 5 of 5 Pages